Exhibit 5.1 to
Form S-1 Registration Statement




                      RANDALL & DANSKIN, P.S.
                  1500 Seafirst Financial Center
                    West 601 Riverside Avenue
                   Spokane, Washington  99201
                    Telephone: (509) 747-2052


July 22, 1996

Hanover Gold Company, Inc.
1000 Northwest Boulevard, Suite 100
Coeur d'Alene, Idaho 83814

Re:  Hanover Gold Company, Inc.
     Amended Registration Statement on Form S-1
     Our File No. 40160

Gentlemen:

We have acted as counsel for Hanover Gold Company, Inc. (the "Company"), a Delaware corporation, in connection with the preparation of an amended registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"), for the registration of (i) 11,552,628 previously issued shares of the Company's common stock, par value $.0001 per share (the "Common Stock") and (ii) 205,000 shares of Common Stock to be issued upon the exercise of previously granted options, all of which are to be offered and sold by the selling stockholders identified therein; and (iii) 1,000,000 newly-issuable shares of Common Stock to be offered and sold by the Company.

As counsel to the Company, we are familiar with the corporate proceedings taken by the Company to authorize the filing of the Registration Statement.
We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, we have relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company and upon certificates or representations of corporate officers of the Company. We have also considered those questions of law that we deemed relevant.

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Hanover Gold Company, Inc.
July 22, 1996
Page 2


In rendering this opinion, we call to your attention the fact that we are admitted to practice in the State of Washington and do not purport to be experts in the laws of any jurisdiction other than the laws of such state and the federal laws of the United States. Although we are not admitted to practice in the State of Delaware, we are generally familiar with the corporate laws of such state and have relied upon standard compilations of such laws in expressing this opinion.

Based upon the foregoing, it is our opinion that all of the shares of Common Stock registered pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion in the Registration Statement as an exhibit.

Very truly yours,

RANDALL & DANSKIN, P.S.

/s/ Douglas J. Siddoway

Douglas J. Siddoway